Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Alpha Natural Resources, Inc.:

We consent to the incorporation by reference in the Registration Statement (No. 333-127528) on Form S-8 of Alpha Natural Resources, Inc. of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity and partners’ capital and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Alpha Natural Resources, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting and reporting for share-based payments, postretirement benefits and quantifying errors in 2006.

/s/ KPMG LLP

Roanoke, Virginia
February 27, 2007